UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2025

Vital Farms, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39411	27-0496985
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3601 South Congress Avenue Suite C100 Austin, Texas		78704
(Address of Principal Executive Offices)		(Zip Code)

(877) 455-3036

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VITL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2025, the Board of Directors (the “Board”) of Vital Farms, Inc. (the “Company”) increased the size of the Board from eight to nine directors and, following the recommendation of the Nominating and Corporate Governance Committee, appointed William Cyr to serve as a member of the Board and as a member of the Audit Committee of the Board, effective July 1, 2025. Mr. Cyr is to serve a Class I director whose term will expire at the Company’s 2027 Annual Meeting of Stockholders. The Board has determined that Mr. Cyr is “independent” pursuant to the rules of The Nasdaq Stock Market LLC and other governing laws and applicable regulations.

There is no arrangement or understanding between Mr. Cyr and any other person pursuant to which he was selected as a director, and there is no family relationship between Mr. Cyr and any of the Company’s other directors or executive officers. There are no transactions between Mr. Cyr and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

As a non-employee director of the Company, Mr. Cyr is eligible to participate in the Company’s compensation arrangements for non-employee directors, which are described in more detail in the Company’s Amended and Restated Non-Employee Director Compensation Policy, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2024. In connection with Mr. Cyr’s appointment to the Board, the Company and Mr. Cyr entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-239772) filed with the SEC on July 9, 2020. This agreement requires the Company to indemnify Mr. Cyr, to the fullest extent permitted by Delaware law, for certain liabilities to which he may become subject as a result of his affiliation with the Company.

Mr. Cyr, age 62, is an accomplished pet food and consumer products executive with more than 40 years of experience in the consumer packaged goods space. Since September 2016, Mr. Cyr has served as the Chief Executive Officer of Freshpet, Inc., a pet food company whose mission is to elevate the way we feed our pets with fresh food that nourishes all, where he also serves as a member of the board of directors. Before assuming his role at Freshpet, Mr. Cyr served as President and Chief Executive Officer of Sunny Delight Beverages Co. from August 2004 to February 2016. Prior to joining Sunny Delight Beverages, Mr. Cyr spent 19 years at Procter & Gamble, where he ultimately served as the Vice President and General Manager of the North American Juice Business and Global Nutritional Beverages. Mr. Cyr serves as a Board and Executive Committee Member of the Consumer Brands Association, a position he has held since 2002. Mr. Cyr received his A.B. in History and East Asian Studies from Princeton University.

On July 2, 2025, the Company issued a press release announcing Mr. Cyr’s appointment to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated July 2, 2025.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vital Farms, Inc.

Dated: July 2, 2025	By:	/s/ Joanne Bal
Joanne Bal
General Counsel, Corporate Secretary and Head of Impact